RED TRAIL ENERGY, LLC
BALANCE SHEET

	30-Apr-07	31-Dec-06
	Unaudited	Audited
ASSETS

Cash	$10,255,031	$421,722
Accounts receivable	5,774,964	—
Derivative expenses	23,512	320,341
Prepaid expenses	117,707	63,782
Inventories	6,522,523	3,956,129

TOTAL CURRENT ASSETS	$22,693,737	$4,761,974

BUILDINGS AND EQUIPMENT, net of depr.	85,121,562	84,039,740

OTHER ASSETS, net of amortization	810,341	1,062,574

TOTAL ASSETS	$108,625,641	$89,864,288

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES

Accounts payable	$7,819,881	$4,134,465
Accrued expenses	3,498,408	2,626,611
Other Current Liabilities	75,917	—
Market value — interest rate swap	—	110,935
Current maturities of long-term debt	2,906,085	2,909,228

TOTAL CURRENT LIABILITIES	$14,300,291	$9,781,239

OTHER LIABILITIES
Contract payable	275,000	275,000

LONG-TERM DEBT
Secured debt	$58,017,577	$46,878,960

	$58,017,577	$46,878,960

MEMBERS’ EQUITY
Member equity	$36,032,773	$32,929,089

	$36,032,773	$32,929,089

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$108,625,641	$89,864,288

See accountant’s report and summary of significant accounting policies and assumptions.	Note: Computer generated rounding inconsistencies may exist in this statement.

RED TRAIL ENERGY, LLC
STATEMENTS OF OPERATIONS
For period ending April 30, 2007

Unaudited
Gallons produced	4,508,695
Bushels ground	1,660,708
REVENUES
Ethanol	$9,626,824
Distillers dried grains	387,248
Distillers wet grains	820,202
Other income	1,028

$10,835,302

COST OF REVENUES
Corn	$6,884,830
Chemicals, and enzymes	332,037
Denaturant	337,568
Electricity	163,491
Water	45,024
Natural gas	14,427
Coal	269,910
Manufacturing supplies	38,748
Ethanol expenses	313,632
Production payroll	121,538
Maintenance supplies	10,483
Depreciation and amortization	479,464
Other maintenance	48,036

$9,059,188

GROSS PROFIT	$1,776,114

GENERAL AND ADMINISTRATIVE EXPENSES	92,555

MANAGEMENT FEES	20,562

INTEREST EXPENSE	363,148

NET INCOME (LOSS) BEFORE OTHER INCOME	$1,299,849

OTHER INCOME
Other Income	30,527

$30,527

NET INCOME (LOSS)	$1,330,377

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)	$1,885,561

RETURN TO MEMBER INVESTMENT	4.67%

RETURN PER BUSHEL PROCESSED	$0.80

RETURN PER GALLON PRODUCED	$0.30

See accountant’s report and summary of significant accounting policies and assumptions.	Note: Computer generated rounding inconsistencies may exist in this statement.